EXHIBIT 99.1

Smith-Midland Reports Third Quarter 2022 Financial Results

Record Backlog of $51.4 Million, 80 Percent Year-Over-Year Increase

MIDLAND, VA – November 3, 2022 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced its results for the third quarter ended September 30, 2022.

Third Quarter 2022 Summary (Compared to Prior-Year Quarter)

•	Backlog increased 80 percent to $51.4 million, a record for the Company
•	Royalty revenue increased 23% to $833,000
•	Easi-Set building revenue increased 168% to $1,523,000
•	Total revenue of $12.0 million, compared to $13.1 million
•	Product sales of $7.1 million, compared to $7.2 million

Additional Items Subsequent to the Quarter

•

Awarded $8.6 million contract (included in reported backlog) to produce precast concrete soundwall, columns, and J-J Hooks concrete barrier for a project with the North Carolina Department of Transportation (NCDOT)

•	Completed successful crash test for low-profile barriers for use in the Texas and Florida markets

"Our third quarter results reflect the continued resilience of our team, the value of our proprietary products, and the favorable ongoing macroeconomic trends across our industry. Regulatory drivers and greater infrastructure spending following the passage of last year’s infrastructure bill should continue to expand our pool of long-term opportunities for all of our products," said Ashley B. Smith, President and Chief Executive Officer. “We anticipate higher production volumes for the fourth quarter and into the first quarter of 2023 as we expect the drawing delays experienced throughout this year to be resolved in the near future. Additionally, a new project for our SlenderWall product, that started production at the end of the third quarter, will continue during fourth quarter.”

“We continue to make strategic investments in our business, including the 325,000 linear feet of barrier we announced last May, which more than doubles our rental fleet. This investment remains on schedule, and we expect the purchase to be completed by the end of year. We are also investing in new potential recurring revenue streams such as the low-profile barrier. We recently completed a successful crash test of our low-profile barriers to be deployed in the Texas and Florida markets. Lastly, we recently signed the largest contract in the history of our North Carolina facility. Through investments, new products, and expanded markets, the Company continues to be a leader within the industry.”

“The 80 percent increase in our year-over-year backlog of $51.4 million reflects the efforts of our sales team and recession-resilient nature of our business, which will benefit from the upcoming infusion of spending from last year’s infrastructure bill. Overall, we remain excited about the opportunities available to us and our ability to deliver long-term value to our shareholders,” Mr. Smith concluded.

1

Third Quarter 2022 Results

The Company reported 2022 third quarter revenues of $12.0 million compared to $13.1 million in the third quarter of 2021. Operating income for the third quarter of 2022 was $4,000 compared to $1.3 million in the third quarter of 2021. Net income for the quarter was $5,000, or breakeven on a diluted share basis, compared to net income of $3.7 million, or $0.71 per diluted share in the third quarter of 2021. The prior-year’s results include a $2.7 million gain, or $0.52 per diluted share, related to the forgiveness of the Company’s Paycheck Protection Program (PPP) loan by the Federal government.

Product Sales

Total product sales for the third quarter of 2022 were $7.1 million compared to $7.2 million in the prior-year quarter. Sales related to the Company’s soundwalls were impacted by temporary delays related to customer drawing approvals and timing of new projects within the quarter. Sales for Easi-Set buildings more than doubled compared to the prior-year quarter. SlenderWall sales are expected to trend higher for the fourth quarter of 2022 due to a new project started at the end of the third quarter.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation, totaled $4.9 million for the third quarter of 2022 compared to $5.9 million in the year-ago quarter. Barrier rental revenue decreased compared to the prior-year quarter due to short-term special projects that occurred in the third quarter of 2021 that did not reoccur in the current year.

Balance Sheet and Liquidity

As of September  30, 2022, Smith-Midland's cash totaled $10.8 million compared to $13.5 million as of December 31, 2021. Account receivables were approximately $13.2 million and debt totaled $6.6 million. Capital spending for the quarter was $1.8 million compared to $0.3 million in the third quarter of 2021.

Macro Environment and Outlook

Smith-Midland and all of its competitors continue to face many macroeconomic challenges including labor shortages, inflationary and raw material cost increase, and supply chain disruptions. Demand for barrier rentals remains strong, and the fleet will more than double by the end of the year at the originally announced cost of approximately $5.0 million. The Company continues to secure meaningful contracts, including the recently announced $8.6 million contract with the NCDOT. Management believes the Company’s business is more resilient through recessionary pressures thanks to spending related to the Infrastructure Investment and Jobs Act that will begin to take effect over the coming months, its diverse end markets, growing licensee network and innovative patented, proprietary, and customized products. Backlog was approximately $51.4 million recorded as of October, 2022, compared to approximately $28.5 million a year ago and 35% higher than the previous record backlog in the first quarter of 2018. Management will continue to execute against the Company’s long-term growth strategy focusing on continuously enhancing shareholder value.

2

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation, and utilities industries.

Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and operates Concrete Safety Systems, the Company’s J-J Hooks Safety Barrier rental division. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, delays in approvals of customer drawings, general business and economic conditions, including recessions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

AJ Krick, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

3

SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

ASSETS	September 30, 2022 (Unaudited)	December 31, 2021
Current assets
Cash	$10,808	$13,492
Accounts receivable, net
Trade - billed (less allowance for doubtful accounts of approximately $438 and $437, respectively), including contract retentions	13,175	10,013
Trade - unbilled	278	439
Inventories, net
Raw materials	2,097	1,143
Finished goods	1,887	1,702
Prepaid expenses	622	551
Refundable income taxes	176	411

Total current assets	29,043	27,751

Property and equipment, net	24,165	21,926

Deferred buy-back lease asset, net	825	3,390

Other assets	244	258

Total assets	$54,277	$53,325

4

SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(continued)

LIABILITIES AND STOCKHOLDERS' EQUITY	September 30, 2022 (Unaudited)	December 31, 2021
Current liabilities
Accounts payable - trade	$4,577	$2,071
Accrued expenses and other liabilities	427	657
Deferred revenue	2,006	2,454
Accrued compensation	592	1,036
Accrued income taxes	115	2,033
Deferred buy-back lease obligation	925	3,776
Operating lease liabilities	89	89
Current maturities of notes payable	619	468
Customer deposits	1,508	1,325

Total current liabilities	10,858	13,909

Deferred revenue	2,539	1,865
Operating lease liabilities	55	122
Notes payable - less current maturities	5,948	3,724
Deferred tax liability	1,953	1,955

Total liabilities	21,353	21,575

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,353,095 and 5,353,095 issued and 5,230,658 and 5,229,658 outstanding, respectively	53	53
Additional paid-in capital	7,313	6,935
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	25,660	24,864

Total stockholders' equity	32,924	31,750

Total liabilities and stockholders' equity	$54,277	$53,325

5

SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Product sales	$7,076	$7,205	$19,714	$21,868
Barrier rentals	1,369	1,708	4,816	8,667
Royalty income	833	676	2,031	1,788
Shipping and installation revenue	2,678	3,511	9,083	8,302

Total revenue	11,956	13,100	35,644	40,625

Cost of goods sold	9,874	9,898	28,683	28,388

Gross profit	2,082	3,202	6,961	12,237

Operating expenses
General and administrative expenses	1,229	1,215	3,797	3,880
Selling expenses	849	719	2,236	2,010

Total operating expenses	2,078	1,934	6,033	5,890

Operating income (loss)	4	1,268	928	6,347

Other income (expense)
Interest expense	(69)	(47)	(187)	(145)
Interest income	3	10	9	29
Gain on sale of assets	29	205	94	293
Gain on forgiveness of PPP loan	—	2,692	—	2,692
Other income	26	8	208	41

Total other income (expense)	(11)	2,868	124	2,910

Income (loss) before income tax expense (benefit)	(7)	4,136	1,052	9,257

Income tax expense (benefit)	(12)	442	256	1,711

Net income (loss)	$5	$3,694	$796	$7,546

Basic and diluted earnings (loss) per common share	$0.00	$0.71	$0.15	$1.45

Weighted average number of common shares outstanding:
Basic	5,231	5,202	5,230	5,202
Diluted	5,286	5,220	5,281	5,217

6

SMITH-MIDLAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$796	$7,546
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,127	1,976
Gain on forgiveness of PPP loan	—	(2,692)
(Gain) loss on sale of property and equipment	(94)	(293)
Unrealized (gain) loss on investment securities available for sale	—	5
Allowance for doubtful accounts	—	25
Stock compensation	379	258
Deferred taxes	(5)	(3)
(Increase) decrease in
Accounts receivable - billed	(3,163)	(2,799)
Accounts receivable - unbilled	161	259
Inventories	(1,139)	(1,002)
Prepaid expenses and other assets	(104)	10
Refundable income taxes	235	—
Increase (decrease) in
Accounts payable - trade	2,506	1,300
Accrued expenses and other liabilities	(230)	(86)
Deferred revenue	227	1,959
Accrued compensation	(444)	(68)
Accrued income taxes	(1,918)	1,016
Deferred buy-back lease obligation	(2,851)	(903)
Customer deposits	184	1,054
Net cash provided by (used in) operating activities	(3,333)	7,562
Cash flows from investing activities:
Purchases of investment securities available-for-sale	—	(20)
Purchases of property and equipment	(3,739)	(1,210)
Deferred buy-back asset	1,909	—
Proceeds from the sale of property and equipment	103	466
Net cash provided by (used in) investing activities	(1,727)	(764)
Cash flows from financing activities:
Proceeds from long-term borrowings	2,805	50
Repayments of long-term borrowings	(429)	(617)
Net cash provided by (used in) financing activities	2,376	(567)
Net increase (decrease) in cash	(2,684)	6,231
Cash
Beginning of period	13,492	8,764
End of period	$10,808	$14,995

Supplemental Cash Flow Information:
Cash payments for interest	$187	$145
Cash payments for income taxes	$2,179	$713
Non-cash transaction – Gain on forgiveness of PPP loan	$—	$2,692
Non-cash transaction – Deferred buy-back lease obligation	$2,851	$903

7